EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 41% Increase in Net Income for Second Quarter 2013

4G Upgrade On Schedule; 81% of Cell Sites Upgraded

Revenues Increase 8.5% Driven By Wireless and Cable Customer Growth With Increased Monthly Revenue Per Customer

EDINBURG, Va., Aug. 2, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months ended June 30, 2013.

Consolidated Second Quarter Results

For the quarter ended June 30, 2013, net income from continuing operations was $7.8 million compared to $5.7 million in the second quarter of 2012, reflecting growth in subscriber counts and revenue per subscriber in both the Wireless and Cable segments. Operating income was $14.5 million, up 30% from the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased to $31.3 million in the second quarter of 2013 from $28.5 million in the second quarter of 2012.

Total revenues were $77.5 million, an increase of 8.5% compared to $71.4 million for the 2012 second quarter. Revenues increased as a result of wireless subscriber growth and increased fees for data usage on smartphones. Additionally, cable segment revenues increased related to an increase in RGU (revenue generating unit) counts, and higher monthly revenue per customer. Overall operating expenses increased 4.5%, to $63.0 million in the second quarter of 2013. Operating expenses in the Wireless segment increased $2.9 million, driven by higher rates charged by Sprint related to prepaid customer acquisition and support and the Company's upgrade activities associated with the ongoing Sprint Network Vision project.

President and CEO Christopher E. French commented, "We achieved solid results in the second quarter, including 41% growth in consolidated net income, adding customers and increasing average revenue per customer in both our wireless and our cable segments. The cornerstone of our performance is Shentel's ability to offer attractive voice, video and data solutions, coupled with our focus on continuously identifying ways to improve customer service. Additionally, our corporate branding and advertising initiative launched in 2012 has helped introduce Shentel to new customers while also highlighting the history of our Company and our vision for the future. Shentel has invested significant capital to improve our cable technology and the wireless division will complete an extensive 4G upgrade as part of Sprint's Network Vision project by the end of this year, which will reduce capital expenditures going forward."

Wireless Segment

Service revenues in the wireless segment increased 15.4% to $46.4 million as compared to the second quarter of 2012. Net postpaid service revenues increased $3.4 million due primarily to a 4.6% growth in customers and increased data fees on smartphones. Net prepaid service revenues grew $2.8 million, or 36.2%, with 15.3% growth in the pre-paid customer base as compared to the same period of 2012.

During the second quarter of 2013, net additions to postpaid subscribers were 2,340, down from 4,341 in the second quarter of 2012. Net prepaid subscribers declined 3,032 during second quarter 2013, compared to an increase of 2,686 in the second quarter of 2012. The decrease in customers in the 2013 second quarter related to more stringent governmental requirements for customers renewing their eligibility for the government subsidized Assurance prepaid program.

Operating expenses in the Wireless segment increased $2.9 million overall. Postpaid handset costs decreased $0.3 million primarily due to fewer handsets sold through Shentel-controlled channels in 2013. Wireless network costs increased $1.0 million, primarily due to increases in rent and backhaul associated with the Network Vision project, while maintenance costs increased $0.3 million related to support of the network upgrade.

Selling, general and administrative expenses increased $1.0 million, or 11.9%, in the three months ended June 30, 2013 over the comparable 2012 period primarily related to costs associated with the prepaid programs. Depreciation and amortization increased $1.0 million in the second quarter of 2013 over the comparable 2012 period, due primarily to a 2012 favorable adjustment of $0.9 million related to asset retirement obligations associated with the upgrades.

Second quarter adjusted OIBDA in the wireless segment was $23.0 million, an increase of $2.1 million from the second quarter of 2012.

Since the first quarter of 2012, Shentel has paid Sprint a net service fee of 12% of net billed revenues. Sprint has notified Shentel, as per the terms of the contract that, based on the balance of payments between Sprint and Shentel, the net service fee will increase to the maximum allowed rate of 14% effective August 1, 2013.

"With 427 of our 525 cell sites upgraded as of June 30, we are on track to complete our portion of the Sprint Network Vision 4G upgrade by the close of 2013," stated Mr. French. "This upgrade represents the largest capital investment in our Company's history and demonstrates our commitment to enhancing and expanding our wireless segment to improve consumer experience."

Cable Segment

Service revenue in the cable segment increased $1.2 million due to 2.7% growth in average RGUs (the sum of voice, data, and video subscribers), video price increases driven by rising programming costs, and customers selecting higher priced digital TV services and higher speed data access packages. Operating expenses increased by $0.8 million in second quarter 2013 over second quarter 2012.

Revenue generating units totaled 116,115 at the end of the second quarter of 2013, an increase of 3.2% from June 30, 2012.

Adjusted OIBDA in the cable segment for second quarter 2013 was $2.5 million, up 4.3% from $2.4 million for the second quarter of 2012.

Mr. French stated, "We have largely completed significant upgrades to our cable infrastructure and Shentel is now focused on leveraging the growing strength of our brand in our cable markets."

Wireline Segment

Revenue from fiber sales increased 7.4% as compared to the prior year period. Operating income for the segment improved 9.7% to $3.7 million as compared to second quarter 2012. Access lines at June 30, 2013, were 22,419, compared to 22,670 at June 30, 2012. Adjusted OIBDA for the Wireline segment for second quarter 2013 was $6.3 million, an increase of $0.6 million from the comparable 2012 period.

Other Information

Capital expenditures were $22.5 million in the second quarter of 2013, up from $17.5 million in the comparable 2012 period. Capital expenditures in second quarter 2013 related primarily to base station replacements at PCS sites related to the Company's Network Vision project, while spending in second quarter 2012 primarily related to upgrades to the cable networks acquired in 2010 and PCS capacity upgrades. The Company expects that capital spending will remain elevated through the end of 2013, as the Company completes cell site upgrades as part of the Network Vision project.

Cash and cash equivalents as of June 30, 2013 were $73.4 million, up from $71.1 million at December 31, 2012. Total outstanding debt at June 30, 2013 totaled $230.7 million. Over the next twelve months, the Company is scheduled to make approximately $0.5 million in principal repayments. At June 30, 2013, the debt/equity ratio was 1.01 and debt as a percent of total assets was 38.7%. The amount available to the Company through its revolver facility was $50 million as of June 30, 2013.

 "We are pleased with our second quarter performance and look forward to the completion of our 4G network upgrades which we expect will reduce capital spending while driving the continued growth of our customer base," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, August 2, 2013, at 10 A.M. Eastern time.

Teleconference Information:
Friday, August 2, 2013, 10:00 A.M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$ 73,402	$ 71,086
Other current assets	44,395	45,349
Total current assets	117,797	116,435
Investments	8,578	8,214

Net property, plant, and equipment	386,581	365,474

Intangible assets, net	72,625	74,942
Deferred charges and other assets, net	10,501	5,675
Total assets	$ 596,082	$ 570,740

Total current Liabilities	$ 59,150	$ 58,140
Long-term debt, less current maturities	230,200	230,200
Total other liabilities	78,620	74,552
Total shareholders' equity	228,112	207,848
Total liabilities and shareholders' equity	$ 596,082	$ 570,740

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating revenues	$ 77,454	$ 71,378	$ 153,463	$ 140,201

Cost of goods and services	30,528	29,969	61,229	58,998
Selling, general and administrative	16,355	15,013	32,484	30,182
Depreciation and amortization	16,071	15,259	30,042	31,066
Total operating expenses	62,954	60,241	123,755	120,246
Operating income	14,500	11,137	29,708	19,955

Other income (expense):
Investment and other income (expense)	488	391	1,157	1,049
Interest expense	(2,068)	(1,522)	(4,220)	(3,317)
Income from continuing operations before income taxes	12,920	10,006	26,645	17,687

Income tax expense	5,078	4,284	10,452	7,558
Net income from continuing operations	7,842	5,722	16,193	10,129
Losses from discontinued operations	--	(162)	--	(103)
Net income	$ 7,842	$ 5,560	$ 16,193	$ 10,026

Earnings per Share from continuing operations	$ 0.33	$ 0.24	$ 0.67	$ 0.42
Losses from discontinued operations	--	(0.01)	--	--
Earnings per Share	$ 0.33	$ 0.23	$ 0.67	$ 0.42

Weighted average shares outstanding, basic	23,996	23,855	23,985	23,849

Weighted average shares, diluted	24,078	23,892	24,055	23,880

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2013	2012	2013	2012

Adjusted OIBDA	$ 31,260	$ 28,472	$ 60,894	$ 55,180

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2013 and 2012:

Consolidated: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income	$ 14,500	$ 11,137	$ 29,708	$ 19,955
Plus depreciation and amortization	16,071	15,259	30,042	31,066
Adjusted prepaid results	--	1,562	--	3,257
Plus (gain) loss on asset sales	152	(9)	234	24
Plus share based compensation expense	537	523	910	878
Adjusted OIBDA	$ 31,260	$ 28,472	$ 60,894	$ 55,180

Adjusted prepaid results refers to the impact on the three and six month periods of 2012 had Sprint calculated prepaid costs consistent with the adjustment received from Sprint in the fourth quarter of 2012, related to the previous nine quarters, and recorded in the fourth quarter of 2012.

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and six months ended June 30, 2013 and 2012:

Wireless Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income	$ 15,066	$ 12,491	$ 30,894	$ 23,015
Plus depreciation and amortization	7,782	6,753	13,809	14,510
Adjusted prepaid results	--	1,562	--	3,257
Plus loss on asset sales	11	--	100	4
Plus share based compensation expense	152	152	262	256
Adjusted OIBDA	$ 23,011	$ 20,958	$ 45,065	$ 41,042

Cable Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income (loss)	$ (3,622)	$ (4,005)	$(7,008)	$(8,545)
Plus depreciation and amortization	5,847	6,203	11,411	12,055
Plus (gain) loss on asset sales	28	(30)	9	(21)
Plus share based compensation expense	236	218	398	366
Adjusted OIBDA	$ 2,489	$ 2,386	$ 4,810	$ 3,855

Wireline Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating income	$ 3,664	$ 3,341	$ 7,191	$ 7,132
Plus depreciation and amortization	2,433	2,285	4,805	4,458
Plus loss on asset sales	113	21	124	41
Plus share based compensation expense	114	120	191	202
Adjusted OIBDA	$ 6,324	$ 5,767	$ 12,311	$ 11,833
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com